Exhibit 12

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Class A Common Stock, $0.00001 par value per share, of Black Rock Coffee Bar, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of May 19, 2026.

VIKING CAKE BR, LLC

By:	/s/ Daniel Brand
Name:	Daniel Brand
Title:	Manager

Viking Cake Fuel, LLC

By:	Viking Cake BR, LLC
Its:	Member

By:	/s/ Jeffrey Hernandez
Name:	Jeffrey Hernandez
Title:	Manager

/s/ Daniel Brand
DANIEL BRAND

/s/ Jeffrey Hernandez
Jeffrey Hernandez

/s/ Demi I. Winters
DEMI I. WINTERS